[ABBOTT LABORATORIES LETTERHEAD]

August 8, 2000

Mr. Robert L. Parkinson, Jr.
1332 Edgewood Lane
Northbrook, IL 60062

Dear Bob:

You have expressed a desire to retire from Abbott Laboratories on January 31, 2001, after nearly 25 years of exemplary service with the Company. This letter reflects our agreement concerning the timing and other matters relating to your retirement. Most importantly, since you may consider other opportunities in the health care field, this letter provides an additional benefit in return for your agreement not to compete with Abbott for a certain period of time following your retirement. We both agreed this commitment is necessary to protect Abbott's best interest.

Our agreement is as follows:

1. You will resign as a Director and Officer of Abbott and of all its subsidiaries and related entities and as a Director of TAP Pharmaceutical Products Inc., effective September 1, 2000.

2. You will remain as an employee of Abbott until your retirement date of January 31, 2001 at your current monthly salary. In consideration for your agreement under paragraph 5 below, on January 31, 2001, you, or in the event of your death, your estate or a beneficiary designated by you for this purpose in a written notice to Abbott, will be paid $4,263,000 (equivalent to approximately two years base salary and bonus). Such payment will not be included as earnings for purposes of determining your retirement benefits from Abbott.

Mr. Robert L. Parkinson
August 8, 2000
Page 2


3. You will be entitled to participate in all Abbott employee benefit plans (including Abbott's stock option plans) in accordance with their terms, based on your compensation and service with Abbott as an employee through January 31, 2001, and as a retiree thereafter (including retirement under the Abbott Laboratories Annuity Retirement Plan and coverage for yourself and your eligible dependents under normal Abbott retiree medical and dental coverage and retiree life insurance under the normal provisions of the Abbott plans as they may be in effect from time to time), subject to the following:

    a. The restrictions on the stock awards granted to you on February 14, 1997, and on February 13, 1998, of Abbott's common stock will be removed effective as of the date of your retirement.

    b. You will receive a bonus award in the amount of $1,089,000 on January 31, 2001. This represents the normal bonus you would have earned in 2000 under the Company's Performance Incentive Plan assuming targets were met.

    c. You will be paid on January 31, 2001 for eight weeks of unused vacation for 2000 and 2001.

    d. You will have the option to take title for your company automobile on or before January 31, 2001, and will be responsible for all taxes associated with that transfer, including imputed income.

4. You will remain bound by the non-compete provisions of your Abbott Employee Agreement and your stock option agreements in accordance with their terms.

5. In consideration of the payment referred to in paragraph 2 above, you agree that until July 31, 2002, you will not engage directly or indirectly in any activity, employment or business which is competitive with any business conducted by, or under current consideration by, Abbott or any of its subsidiaries or affiliates, including TAP Pharmaceutical Products Inc.

Mr. Robert L. Parkinson
August 8, 2000
Page 3


6. You will be entitled to indemnification from Abbott to the same extent as other current or former directors or officers of Abbott. You will also be entitled to coverage under the directors and officers liability insurance coverage maintained by Abbott (as in effect from time to time) to the same extent as other current or former officers and directors of Abbott; provided, however, that nothing in this paragraph 6 will be construed to require Abbott to continue to maintain any such directors or officers liability insurance coverage. Any liability intended to be covered by the foregoing protection will extend to your activities not only on behalf of Abbott, but also that of its subsidiaries and affiliates, including TAP Pharmaceutical Products Inc.

If you are in agreement with the foregoing, please sign a copy of this letter in the space provided.

I know you reached your decision to retire after significant thought and deliberation. While we are disappointed to see you leave Abbott, we understand your desire to pursue other personal and professional challenges.

Sincerely,

/s/ Miles

Miles D. White
MDW:aam

ACCEPTED:            /s/ Robert Parkinson Jr.
                     --------------------------
                              (Name)


                     Date:   8/9/00
                     --------------------------